EXHIBIT 99.1


       PRG-Schultz Board of Directors Approves Expense Restructuring Plan

ATLANTA--(BUSINESS WIRE)--Oct. 3, 2005--PRG-Schultz International, Inc. (Nasdaq:
PRGS - News), today announced it has completed and begun implementation of the major expense restructuring plan previously announced on August 19 of this year. Annualized savings from the restructuring will be approximately $42.2 million, including approximately $4.5 million announced on August 19. Almost all of the savings will come in the area of Sales, General and Administrative (SG&A) expense, and only a small percentage of the company's auditor staff will be directly impacted by the reductions. The company expects that implementation of the plan will result in severance-related and other charges of approximately $8.5 million, of which approximately $1.6 million will be accrued during the third quarter and the remainder during the fourth quarter. Most cash outlays for severance costs will be paid out over future months.

"Implementation of the plan will bring our overhead structure into better alignment with both the nature and size of our business," said James B. McCurry, President and Chief Executive Officer of PRG-Schultz. "Our new organization will be more focused, with shorter lines of communication that permit us to be more responsive to the needs of our clients and the demands of the marketplace."

The company expects to reduce Atlanta corporate headquarters SG&A headcount by approximately 30%, or 71 people. Worldwide headcount reductions will be 378, or approximately 14% of the company's total workforce. Substantial savings will also come from areas other than headcount, including travel and travel-related expenses and fees for professional services and other purchased services. Implementation of the restructuring is to begin immediately, and the Company expects that virtually all of the reductions will be implemented during the fourth quarter of this year.



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About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. ("PRG") is the world leader in recovery auditing and a leading profit improvement firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.


Forward Looking Statements

Statements made in this news release that look forward in time, including express and implied statements regarding the implementation of the restructuring plan, the accrual of severance-related and other charges, potential cost savings, completion of the plan, and the Company's future performance, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the possibility that charges and savings may be more or less than anticipated, due, for example, to unforeseen delays in implementing the plan, the possibility that the plan cannot be successfully implemented, the possibility of unanticipated costs arising from the termination of employment arrangements and other contracts, and the possibility that the Company may be forced to reevaluate its decision to terminate certain service and supply contracts and arrangements due to the fluctuating operational needs of the Company. For a discussion of other risk factors that may impact the Company's business, please see our Securities and Exchange Commission filings, including the Company's Forms 10-K and 10-Qs filed with the Securities and Exchange Commission on March 16, 2005, May 10, 2005 and August 9, 2005. The Company disclaims any obligation or duty to update or modify these forward-looking statements.